FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. ANNOUNCES AUDITOR NOT STANDING FOR RE-ELECTION FOLLOWING COMPLETION OF 2006 FORM 10-K
- Company in Discussions to Engage Nationally Recognized Public Accounting Firm for Fiscal 2007 -

Secaucus, New Jersey - October 11, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), announced that on October 9, 2007, its current independent auditor, Deloitte & Touche LLP, advised that it will not stand for re-election as the Company's auditor for fiscal 2007, ending February 2, 2008. Deloitte & Touche will complete its current engagement as auditor of the Company's financial statements for the three fiscal years in the period ended February 3, 2007 (as to which there is a pending restatement of previously issued financial statements for fiscal 2005 and 2004). Deloitte & Touche's decision not to stand for re-election does not reflect any disagreement between it and the Company regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

The Company stated that it is in discussions with a nationally recognized public accounting firm, which it expects to engage shortly as its independent auditor for fiscal 2007.

The Company continues to work to complete its overdue Annual Report on Form 10-K for fiscal 2006, including its audited financial statements, and its other overdue SEC periodic reports as soon as practicable.

Prior to the resignation of the Company’s former chief executive officer on September 24, 2007, Deloitte & Touche advised the Company that it had determined, in its professional judgment, that it was no longer willing to rely on his representations in connection with its audits.

In light of the independent auditor’s decision not to stand for re-election, the Company is also reporting that Company management has determined that certain previously disclosed matters will be classified, in the Company’s Annual Report on Form 10-K for fiscal 2006, as reflecting two material weaknesses in the Company’s internal control over financial reporting:

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As reported in the Company’s January 31, 2007, press release, in connection with its internal investigation of option granting practices, the Company found that it did not maintain appropriate governance and other internal controls relating to its option grants. Management has determined that the lack of adequate controls over the granting of stock options and the related documentation constituted a material weakness, which resulted in the use of incorrect accounting measurement dates for certain stock option grants and related errors in recording compensation expense.

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As reported in the Company’s August 23, 2007, press release, two violations of the Company’s Code of Business Conduct by members of the Company’s senior management had occurred in the past year. Considering these incidents, taken in the context of other relevant circumstances, management has determined that deficiencies exist in the implementation of the Company’s policies and procedures, resulting in a material weakness in the Company’s control environment.

A material weakness is a control deficiency, or a combination of control deficiencies, that result in a more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with the completion of the Company’s Annual Report on Form 10-K for fiscal 2006, management will assess the Company’s internal control over financial reporting as of the end of fiscal 2006. Because this report has not yet been completed, it is possible that additional material weaknesses in the Company’s internal control over financial reporting may yet be identified and be discussed in such report.

- more -

PLCE: The Children’s Place Retail Stores, Inc. Announces Auditor Not Standing for Re-election Following Completion of 2006 Form 10-K

In a separate announcement made today, the Company reported final sales results for the five-week period ended October 6, 2007.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of October 6, 2007, the Company owned and operated 899 The Children’s Place stores and 328 Disney Stores in North America and its online stores, www.childrensplace.com and www.disneystore.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option granting practices and the completed investigation by the special committee of the Company's Board of Directors, the previously announced pending restatement of the Company's historical financial statements, the delays in filing the Company's periodic reports with the Securities and Exchange Commission, the pending NASDAQ proceedings regarding the Company's continued listing, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.

Investors:	Susan Riley, EVP, Finance and Administration (201) 558-2400
Heather Anthony, Sr. Director, Investor Relations, (201) 558-2865
Media:	Cara O’Brien/Leigh Parrish, FD, 212-850-5600

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